Exhibit 4.1

NBCUNIVERSAL

2011 DEFERRED COMPENSATION PLAN

NBCUNIVERSAL

2011 DEFERRED COMPENSATION PLAN

ARTICLE I - PURPOSE; EFFECTIVE DATE

1.1.	Purpose. The purpose of this NBCUniversal 2011 Deferred Compensation Plan (hereinafter, the “Plan”) is to permit a select group of highly compensated employees of NBCUNIVERSAL MEDIA, LLC (and its selected subsidiaries and/or affiliates) to defer the receipt of income which would otherwise become payable to them. It is intended that this Plan, by providing these eligible individuals an opportunity to defer the receipt of income, will assist in retaining and attracting individuals of exceptional ability.

1.2.	Effective Date. This Plan shall be effective on the day after the Closing, as defined herein.

1.3.	Plan Type. For purposes of Section 409A, the portion of the amounts deferred by the Participants and benefits attributable thereto, shall be considered an elective account balance plan as defined in Treas. Reg. Section 1.409A -1(c)(2)(i)(A), or as otherwise provided by the Code; the portion of the amounts deferred as employer contributions and benefits attributable thereto, shall be considered a nonelective account balance plan as defined in Treas. Reg. Section 1.409A -1(c)(2)(i)(B), or as otherwise provided by the Code.

ARTICLE II - DEFINITIONS

For the purpose of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1.	Account(s). “Account(s)” means the account or accounts maintained on the books of the Company used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets. Account(s) shall be deemed to exist from the time amounts are first credited to such Account(s) until such time that the entire Account Balance has been distributed in accordance with this Plan. The Accounts available for each Participant shall be identified as:

a)	Company Contribution Account;

b)	Retirement Account; and,

c)	In-Service Account; each Participant may maintain up to two (2) In-Service Accounts based on selecting different times and/or form of payments as selected under Article 5, below.

Notwithstanding the limitations on the number of Accounts permitted above, the Participant shall be permitted to maintain the number of Accounts which the Committee may, in its sole discretion, permit in writing prior to the establishment of such Accounts.

2.2.	Affiliate. “Affiliate” means, with respect to any Person, any other person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control,” including its correlative terms “controlled by” and “under common control with,” mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

2.3.	Beneficiary. “Beneficiary” means the Person(s) designated by the Participant, entitled under Article VI to receive any Plan benefits payable after the Participant’s death.

2.4.	Board. “Board” means the Board of Directors of Comcast.

2.5.	Closing. “Closing” means the closing of the transactions contemplated by the Master Agreement. For this purpose, the term “Master Agreement” means the Master Agreement, dated as of December 3, 2009, by and among: the General Electric Company, a New York corporation; NBC Universal, Inc., a Delaware corporation; Comcast; and, Navy, LLC, a Delaware limited liability company.

2.6.	Code. “Code” means the Internal Revenue Code of 1986, as may be amended from time to time. Any reference in this Plan to “applicable guidance”, “further guidance” or other similar term shall include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to or in connection with Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

2.7.	Comcast. “Comcast” means Comcast Corporation, a Pennsylvania corporation, including any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise.

2.8.	Committee. “Committee” means the Compensation Committee of the Board. The Committee may delegate its authority under the Plan, in whole or in part, to a person, persons or committee, and such delegate shall have the authority of the Committee to the extent of such delegation.

2.9.	Company. “Company” means NBCUNIVERSAL MEDIA, LLC, a Delaware limited liability company, or any successor to the business thereof.

2.10.	Compensation. “Compensation” means the base salary payable to and bonus or incentive compensation earned by a Participant with respect to employment services performed for a Participating Employer by the Participant and considered to be “wages” for purposes of federal income tax withholding. For purposes of this Plan only, Compensation shall be calculated before reduction for any amounts deferred by the Participant pursuant to the Company’s tax qualified plans which may be maintained under Section 401(k) or Section 125 of the Code, or pursuant to this Plan or any other non-qualified plan which permits the voluntary deferral of compensation. Inclusion of any other forms of compensation is subject to Committee approval, made prior to the time that any Deferral Commitment is required to be filed under this Plan.

2.11.	Deferral Commitment. “Deferral Commitment” means a commitment made by a Participant to defer a portion of Compensation as set forth in Article III, and as permitted by the Committee in its sole discretion. The Deferral Commitment shall apply to each payment of Compensation payable to a Participant, and the Committee is empowered to group the various types of Compensation together for purposes of effecting the election to defer. By way of example: the Committee may apply the election to defer “salary” to salary, commissions, and any other regularly occurring form of compensation; or the Committee may apply the election to defer “bonus” to annual bonuses, short-term bonus, long term bonus arrangements and other forms of incentive based compensation, unless specifically identified. The Deferral Commitment shall specify the Account or Accounts to which the Compensation deferred shall be credited. Such designation shall be made in the form of whole percentages, as limited by Section 3.2(b) and (d) below. A Deferral Commitment with respect to any bonus or incentive compensation which is determined by the Committee to be Performance Based Compensation within the meaning of Section 409A of the Code shall be made as provided by the Committee, but no later than six (6) months prior to the end of such performance period. Any Deferral Commitment shall be made in a form and at a time deemed acceptable to the Committee.

2.12.

Deferral Period. “Deferral Period” means each calendar year, except that if a Participant first becomes eligible after the beginning of a calendar year, the initial Deferral Period shall be the date the Participant first becomes eligible to participate in this Plan through and including December 31st of that calendar year.

2.13.	Determination Date. “Determination Date” means each calendar day.

2.14.	Disability. “Disability” means:

a)	an individual’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

b)	Circumstances under which, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, an individual is receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the individual’s employer.

2.15.	Distribution Election. “Distribution Election” means the form prescribed by the Committee and completed by the Participant, indicating the chosen form of payment for benefits payable from each Account under this Plan, as elected by the Participant.

2.16.	Discretionary Contribution. “Discretionary Contribution” means the Company contribution credited to a Participant’s Account(s) under Section 4.4, below.

2.17.	Financial Hardship. “Financial Hardship” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse,

or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant.

2.18.	401(k) Plan. “401(k) Plan” means the “NBCUniversal Capital Accumulation Plan (“CAP”)”, or any other successor defined contribution plan maintained by the Company that qualifies under Section 401(a) of the Code and satisfies the requirements of Section 401(k) of the Code.

2.19.	Interest. “Interest” means the amount credited to or charged against a Participant’s Account(s) on each Determination Date, which shall be based on the Valuation Funds chosen by the Participant as provided in Section 2.27, below and in a manner consistent with Section 4.3, below. Such credits or charges to a Participant’s Account may be either positive or negative to reflect the increase or decrease in value of the Account in accordance with the provisions of this Plan.

2.20.	Participant. “Participant” means any individual who is eligible, pursuant to Section 3.1, below, to participate in this Plan, and who either, has elected to defer Compensation under this Plan in accordance with Article III, below, or who is determined by the Committee in their sole discretion as being eligible to receive a Discretionary Contribution, or for whom an Account Balance is maintained under this Plan. Such individual shall remain a Participant in this Plan for the period of deferral, or credit, and until such time as all benefits payable under this Plan have been paid in accordance with the provisions hereof.

2.21.	Participating Employer. “Participating Employer” means the entity whose employees are Participants under this Plan, and except as otherwise provided by the Committee, include NBCUniversal, LLC, a Delaware limited liability company, and any subsidiary of NBCUniversal, LLC that is an Affiliate of NBCUniversal, LLC.

2.22.	Performance Based Compensation. “Performance Based Compensation” means the portion of Compensation determined by the Committee to satisfy the requirements set forth in Treas. Reg. Section 1.409A-1(e), and such Performance Based Compensation may be determined on a fiscal or calendar year basis.

2.23.	Person. “Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization.

2.24.	Plan. “Plan” means this NBCUniversal 2011 Deferred Compensation Plan as amended from time to time.

2.25.	Retirement. “Retirement” means the termination of a Participant’s employment with a Participating Employer, for reasons other than death or Disability, on or after attainment of age sixty (60) with at least five (5) years of continuous service with a Participating Employer, including service with an employer that is a party to the Master Agreement prior to the Closing.

2.26.	Termination. “Termination”, “terminates employment” or any other similar such phrase means a Participant’s “separation from service” with a Participating Employer, for any reason, within the meaning of Section 409A of the Code, and Treas. Reg. Section1.409A-1(h) and other applicable guidance.

2.27.	Valuation Funds. “Valuation Funds” means one or more of the independently established funds or indices that are identified and listed by the Committee. These Valuation Funds are used solely to calculate the Interest that is credited to each Participant’s Account(s) in accordance with Article IV, below, and do not represent, nor should it be interpreted to convey any beneficial interest on the part of the Participant in any asset or other property of the Company. The determination of the increase or decrease in the performance of each Valuation Fund shall be made by the Committee in its reasonable discretion. The Committee shall select the various Valuation Funds available to the Participants with respect to this Plan and shall set forth a list of these Valuation Funds attached hereto as Exhibit A, which may be amended from time to time in the discretion of the Committee.

ARTICLE III - ELIGIBILITY AND PARTICIPATION

3.1.	Eligibility and Participation.

a)	Eligibility. Eligibility to participate in the Plan shall be limited to those non-union, select key employees of a Participating Employer, who are otherwise eligible for U.S. benefits and who meet at least one of the following criteria (as determined by the Committee):

i)	Any E-Band employee of the a Participating Employer;

ii)	Any employee of a Participating Employer with annualized Compensation (including base salary plus target bonus) in excess of the annual compensation limit set forth in Section 401(a)(17) of the Code determined by the Committee, no later than December 31, for that following calendar year;

iii)	Any employee of a Participating Employer who was eligible to participate in the Comcast Corporation 2005 Deferred Compensation Plan immediately preceding the date on which such employee commenced service to the Participating Employer as an employee, provided that such an employee shall not commence to be eligible to participate in this Plan until the first day of the calendar year next following the last calendar year in which such an employee was eligible to defer compensation in the Comcast Corporation 2005 Deferred Compensation Plan; and,

iv)	Any employee of a Participating Employer designated by the Committee from time to time, and approved for participation in this Plan.

However, in no event shall an individual be eligible to participate in this Plan while such individual is eligible to defer compensation under the Comcast Corporation 2005 Deferred Compensation Plan.

b)	Participation. An individual’s participation in the Plan shall be effective upon the individual first becoming eligible to participate, and the earlier of a contribution under this Plan being made on behalf of the Participant by the Company or the completion and submission of a Deferral Commitment, a Distribution Election, and an Allocation Form to the Committee at a time and in a form determined by the Committee.

c)	First-Year Participation. When an individual first becomes eligible to participate in this Plan, and is not a Participant in another plan sponsored by the Company or an Affiliate of the Company which is considered to be of a similar type as defined in Treas. Reg. Section 1.409A -1(c)(2)(i)(A) or (B), or as otherwise provided by the Code, a Deferral Commitment may be submitted to the Committee within thirty (30) days after of the individual becoming eligible to participate. Such Deferral Commitment will be effective only with regard to Compensation earned and paid with respect to services performed following submission of the Deferral Commitment to the Committee.

3.2.	Form of Deferral Commitment. A Participant may elect to make a Deferral Commitment at such other time and in such form as determined by the Committee, but in no event later than the date on which the election is required to become irrevocable as set forth in this Article or otherwise required by Section 409A of the Code and applicable guidance, and the latest election on file as of that time shall control. The Deferral Commitment shall specify the following:

a)	Timing of Deferral Election. The Participant shall make an election to defer Compensation by filing a Deferral Commitment with the Committee, and such election shall become irrevocable no later than the last day of the calendar year prior to the Deferral Period, or as provided in Section 3.1(c), above, except that a deferral of base salary earned in calendar year 2011 shall not commence prior to the effective date of the Closing. In addition, notwithstanding anything to the contrary, a Deferral Commitment with respect to Performance Based Compensation may be filed with the Committee and such election shall become irrevocable no later than six months before the end of the performance period on which such Performance Based Compensation is based, provided such Participant has been continuously employed with the Participating Employer from the later of the beginning of the performance period or the date on which the performance criteria for such Performance Based Compensation was established.

b)	Deferral Amounts; Accounts. A Deferral Commitment shall be made with respect to each payment and/or type of Compensation payable by the Company or a Participating Employer to a Participant during the Deferral Period, and shall designate the portion of each deferral that shall be allocated among the various Retirement or In-Service Accounts. In addition, no amounts shall be deferred into an In-Service Account during a Deferral Period when amounts are scheduled to be made from such Account and until such time as that entire Account Balance has been completely distributed. Notwithstanding anything to the contrary, for purposes of this Plan only, base salary attributable to the final pay period of any calendar year shall be deemed to be earned in the subsequent calendar year, provided the amounts are in fact paid (or payable) in the subsequent calendar year under the Participating Employer’s normal compensation practices. The Participant shall set forth the amount to be deferred in the manner provided by the Committee.

c)	Allocation to Valuation Funds. The Participant shall specify in a separate form (known as the “Allocation Form”) filed with the Committee, the Participant’s initial allocation of the amounts deferred into each Account among the various available Valuation Funds.

d)	Maximum Deferral. The maximum amount of salary that may be deferred shall be seventy-five percent (75%); the maximum amount of bonus or incentive compensation that may be deferred shall be one hundred percent (100%).

3.3.	Period of Commitment. Any Deferral Commitment made by a Participant with respect to Compensation shall remain in effect for the immediately succeeding Deferral Period, and shall remain in effect for all future Deferral Periods unless revoked or amended in writing by the Participant and delivered to the Committee prior to the time determined by the Committee but in no event later than the date on which the election is required to become irrevocable as set forth in this Article or otherwise required by Section 409A of the Code and applicable guidance, except that if a Participant suffers a Disability or terminates employment prior to the end of the Deferral Period, the Deferral Period shall end as of the date of Disability or termination.

3.4.	Irrevocability of Deferral Commitment. Except as provided in Section 3.3, above, a Deferral Commitment shall become irrevocable by the Participant as of the last day on which an election may be made under the terms of this Plan and during the following Deferral Period.

3.5.	Change in Status. If the Committee determines that a Participant’s employment performance is no longer at a level that warrants reward through participation in this Plan, but does not terminate the Participant’s employment with Company, the Participant’s existing Deferral Commitment shall terminate at the end of the current Deferral Period, and no new Deferral Commitment may be made by such Participant after notice of such determination is given by the Committee, unless the Participant later satisfies the requirements of Section 3.1.

3.6.	Defaults in Event of Incomplete or Inaccurate Deferral Documentation. In the event that a Participant submits a Deferral Commitment, Allocation Form or Distribution Election to the Committee that contains information necessary to the efficient operation of this Plan which, in the sole discretion of the Committee, is missing, incomplete or inaccurate, the Committee shall be authorized to treat such form as if the following elections had been made by the Participant, and such information shall be communicated to the Participant:

a)	If no Account is listed – treat as if the Retirement Account was elected;

b)	If Accounts listed equal less than 100% – treat as if the balance was deferred into the Retirement Account;

c)	If Accounts listed equal more than 100% – proportionately reduce each Account to equal 100%;

d)	If an In-Service Account is listed, but no deferrals can be made into that Account due to the fact that benefits are scheduled to be paid or are being paid from that In-Service Account, then the amounts elected to be deferred shall be credited to another In-Service Account, if such other In-Service Account is available for deferral, and if not, then to the Retirement Account during such period of payment, after which time the balance of the amounts elected to be deferred shall be credited to a subsequent In-Service Account with a distribution date as elected or as provided in subsection (i), below;

e)	If no Valuation Fund is selected – treat as if the Money Market Fund was elected (or, if no money market Fund is then available for investment, to such other fund designated by the Committee);

f)	If the Valuation Fund(s) selected equal less than 100% – treat as if the Money Market Fund was elected for remaining balance (or, if no money market fund is then available for investment, to such other Fund designated by the Committee);

g)	If the Valuation Fund(s) selected equal more than 100% – proportionately reduce each Valuation Fund to equal 100%;

h)	If no Distribution Election is chosen – treat as if lump sum was elected for In-Service Account and treat as if three (3) years of annual installments was elected for Retirement Account and/or Company Contribution Account; and,

i)	If no time of payment is chosen for an In-Service Account – treat as if the earliest possible date available under the provisions of Section 5.3 below was elected.

ARTICLE IV - DEFERRED COMPENSATION ACCOUNT

4.1.	Accounts. The Compensation deferred by a Participant under the Plan, any Discretionary Contributions and Interest shall be credited to the Participant’s Account(s) as selected by the Participant, or as otherwise provided in this Article. Separate accounts may be maintained on the books of the Company to reflect the different Accounts chosen by the Participant, and the Participant shall designate the portion of each deferral that will be credited to each Account as set forth in Section 3.2(a), above. These Accounts shall be used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets.

4.2.	Timing of Credits; Withholding. A Participant’s deferred Compensation shall be credited to each Account designated by the Participant as soon as practical after the date the Compensation deferred would have otherwise been payable to the Participant. Any Discretionary Contributions shall be credited to the appropriate Account(s) as provided by the Committee. Any withholding of taxes or other amounts with respect to deferred Compensation or other amounts credited under this Plan that is required by local, state or federal law shall be withheld from the Participant’s corresponding non-deferred portion of the Compensation to the maximum extent possible, and any remaining amount shall reduce the amount credited to the Participant’s Account in a manner specified by the Committee.

4.3.

Valuation Funds. A Participant shall designate, at a time and in a manner acceptable to the Committee, one or more Valuation Funds for each Account for the sole purpose of determining the amount of Interest to be credited or debited to such Account. Such election shall designate the portion of each deferral of Compensation made into each Account that shall be allocated among the available Valuation Fund(s), and such election shall apply to each succeeding deferral of Compensation until such time as the Participant shall file a new election with the Committee. Upon notice to the Committee, the Participant shall also be permitted to reallocate the balance in each Valuation Fund among the other available Valuation Funds as determined by the Committee. The manner in which such elections shall be made, the frequency with which such elections may be changed, and the manner in which such elections shall become effective shall be determined in accordance with the procedures to be adopted by the Committee from time to time. As of the Effective Date, such elections may be made on a daily basis electronically, and such elections shall become effective on the date made or the next available Determination Date. The election of deemed investments among the options provided shall be the sole responsibility of each Participant. A Participating Employer and Committee members are not authorized to make any recommendation to any Participant with respect to such election. Each Participant assumes all risk connected with any adjustment to the value of his or her Account. Neither the Committee nor the Company in any way guarantees against loss or depreciation.

4.4.	Discretionary Contributions. In its sole discretion, Company may make Discretionary Contributions to a Participant’s Account. Discretionary Contributions shall be credited at such times and in such amounts as approved by the Board or the Committee, in its sole discretion. Unless the Committee specifies otherwise, such Discretionary Contribution shall be allocated to the Company Contribution Account.

4.5.	Determination of Accounts. Each Participant’s Account as of each Determination Date shall consist of the balance of the Account as of the immediately preceding Determination Date, adjusted as follows:

a)	New Deferrals. Each Account shall be increased by any deferred Compensation credited since such prior Determination Date in the proportion chosen by the Participant, except that no amount of new deferrals shall be credited to an Account at the same time that a distribution is to be made from that Account.

b)	Company Contributions. Each Account shall be increased by any Discretionary Contributions credited since such prior Determination Date as set forth in section 4.4, above, or as otherwise directed by the Committee.

c)	Distributions. Each Account shall be reduced by the amount of each benefit payment made from that Account since the prior Determination Date. Distributions shall be deemed to have been made proportionally from each of the Valuation Funds maintained within such Account based on the proportion that such Valuation Fund bears to the sum of all Valuation Funds maintained within such Account for that Participant as of the Determination Date immediately preceding the date of payment.

d)	Interest. Each Account shall be increased or decreased by the Interest credited to such Account since such Determination Date as though the balance of that Account as of the prior Determination Date had been invested in the applicable Valuation Funds chosen by the Participant.

4.6.	Vesting of Accounts. Each Participant shall be vested in the amounts credited to such Participant’s Account and Interest thereon as follows:

a)	Amounts Deferred. Unless otherwise expressly provided by the Committee, a Participant shall be one hundred percent (100%) vested at all times in the amount of Compensation elected to be deferred under this Plan, including any Interest thereon.

b)	Discretionary Contributions. A Participant’s Discretionary Contributions and Interest thereon shall become vested as determined by the Committee at the time the contribution is made, except that a Participant’s Discretionary Contributions and Interest thereon shall become one hundred (100%) vested as of death, or Disability.

4.7.	Statement of Accounts. To the extent that the Company does not arrange for Account balances to be accessible online by the Participant, the Committee shall provide to each Participant a statement showing the balances in the Participant’s Account no less frequently than annually.

ARTICLE V - PLAN BENEFITS

5.1.	Company Contribution Account. The vested portion of a Participant’s Company Contribution Account shall be distributed to the Participant upon his or her termination of employment with the Company.

a)	Timing of Payment. Benefits payable from the Company Contribution Account shall commence on the later of the April 1 of the calendar year immediately following the date of the Participant’s Termination or the date that is six (6) months following the date of the Participant’s Termination.

b)	Form of Payment. The form of benefit payment shall be that form selected by the Participant in the first Distribution Election coincident with the initial crediting of amounts into the Company Contribution Account, and as permitted pursuant to Section 5.7, below, except that if the Participant terminates employment prior to Retirement, in which event, the Company Contribution Account shall be paid in the form of a lump sum payment. If the form of payment selected provides for subsequent payments, subsequent payments shall be made on or about the anniversary of the initial payment.

5.2.	Retirement Account. The vested portion of a Participant’s Retirement Account shall be distributed to the Participant upon his or her Termination.

a)	Timing of Payment. Benefits payable from the Retirement Account shall commence on the later of the April 1 of the calendar year immediately following the date of the Participant’s Termination or the date that is six (6) months following the date of the Participant’s Termination.

b)

Form of Payment. The form of benefit payment shall be that form selected by the Participant in the first Deferral Commitment which designated a portion of the Compensation deferred be allocated to the Retirement Account, and as permitted pursuant to Section 5.7, below, except that if the Participant terminates employment prior to

Retirement, in which event, the Retirement Account shall be paid in the form of a lump sum payment. If the form of payment selected provides for subsequent payments, subsequent payments shall be made on or about the anniversary of the initial payment.

5.3.	In-Service Account. The vested portion of a Participant’s In-Service Account shall generally be distributed to the Participant upon the date specified by the Participant.

a)	Timing of Payment. Benefits payable from the In-Service Account shall commence on or about April 1 of the year specified in the first Deferral Commitment which designated a portion of the Compensation deferred be allocated to the In-Service Account. In no event shall the year selected be earlier than the first day of the sixth calendar year following the initial filing of the Deferral Commitment with respect to that In-Service Account. In the event that the Participant terminates employment with a Participating Employer prior to the year specified for benefit payment, the benefits under this section shall commence on the later of the April 1 of the calendar year immediately following the date of the Participant’s Termination or the date that is six (6) months following the date of the Participant’s Termination.

b)

Form of Payment. The form of benefit payment from the In-Service Account shall be that form selected by the Participant pursuant to Section 5.7, below, except that if the Participant terminates employment with a Participating Employer prior to the year specified for benefit payment, then the In-Service Account shall be paid in a lump sum. If the form of payment selected provides for subsequent payments, subsequent payments shall be made on or about the anniversary of the initial payment.

c)	Change of Time and/or Form of Payment. The Participant may subsequently amend the form of payment or the intended date of payment to a date later than that date of payment in force immediately prior to the filing of such request, by filing such amendment with the Committee no later than twelve (12) months prior to the current date of payment. The Participant may file this amendment, provided that each amendment must provide for a payout as otherwise permitted under this paragraph at a date no earlier than five (5) years after the date of payment in force immediately prior to the filing of such request, and the amendment may not take effect for twelve (12) months after the request is made. For purposes of this Article, a payment of amounts under this Plan, including the payment of annual installments over a number of years, shall be treated as a single payment, as provided in Treas. Reg. Section 1-409A-2(b)(2)(iii).

5.4.	Death Benefit. Upon the death of a Participant prior to the commencement of benefits under this Plan from any particular Account, Company shall pay to the Participant’s Beneficiary an amount equal to the vested Account balance in that Account in the form of a lump sum payment as soon as administratively possible, but in no event later than the last day of the calendar year in which such death occurs (or, if later, the fifteenth day of the third month following the date of death). In the event of the death of the Participant after the commencement of benefits under this Plan from any Account, the benefits from that Account(s) shall be paid to the Participant’s designated Beneficiary from that Account at the same time and in the same manner as if the Participant had survived.

5.5.	Hardship Distributions. Upon a finding that a Participant has suffered a Financial Hardship, the Committee may, in its sole discretion, terminate the existing Deferral Commitment, and/or make distributions from any or all of the Participant’s Accounts. The amount of such distribution shall be limited to the amount reasonably necessary to meet the Participant’s needs resulting from the Financial Hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such Financial Hardship is or may be relieved through the reimbursement or compensation by insurance, or otherwise or by liquidation of the Participant’s assets (to the extent that liquidation of such assets would not itself cause severe financial hardship). The amount of such distribution will not exceed the Participant’s vested Account balances. If payment is made due to Financial Hardship, the Participant’s deferrals under this Plan shall cease for the period of the Financial Hardship and for twelve (12) months thereafter. If the Participant is again eligible to participate, any resumption of the Participant’s deferrals under the Plan after such twelve (12) month period shall be made only at the election of the Participant in accordance with Article III herein.

5.6.	Disability Distributions. Upon a finding that a Participant has suffered a Disability, the Committee shall make a distribution of all of the Participant’s Accounts. The amount of such distribution shall be made in the form of a lump sum and shall commence as soon as administratively practical after the determination of such Disability, but in no event will the distribution under this provision be made later than the last day of the calendar year in which such Disability is determined (or, if later, the fifteenth day of the third month following the date the Disability is determined).

5.7.	Form of Payment. Unless otherwise specified in this Article, the benefits payable from any Account under this Plan shall be paid in the form of benefit as provided below, and specified by the Participant in the Distribution Election applicable to that Account at the time of the initial deferral or credit to that Account. The permitted forms of benefit payments are:

a)	A lump sum amount which is equal to the vested Account balance; and

b)	Annual installments for a period of up to twenty (20) years (or in the event of payment of the In-Service Account, a maximum of five (5) years) where the annual payment shall be equal to the vested balance of the Account immediately prior to the payment, multiplied by a fraction, the numerator of which is one (1) and the denominator of which commences at the number of annual payments initially chosen and is reduced by one (1) in each succeeding year. Interest on the unpaid balance shall be based on the most recent allocation among the available Valuation Funds chosen by the Participant, made in accordance with Section 4.3, above.

5.8.	Small Account. If the Participant’s vested, unpaid balance of any Account as of the time the payments are to commence from such Account is less than $25,000, then the Company may cause the remaining unpaid, vested portion of such Account to be paid in a lump sum, notwithstanding any election by the Participant to the contrary.

5.9.	Withholding; Payroll Taxes. Company shall withhold from any payment made pursuant to this Plan any taxes required to be withheld from such payments under local, state or federal law.

5.10.	Payments in Connection with a Domestic Relations Order. Notwithstanding anything to the contrary, the Company may make distributions to someone other than the Participant if such payment is necessary to comply with a domestic relations order, as defined in Section 414(p)(1)(B) of the Code, involving the Participant. Where the domestic relations order permits discretion on the part of the non-Participant spouse and such discretion has not been exercised, the Company shall distribute to the non-Participant spouse the amounts subject to the order as soon as practical.

5.11.	Payment to Guardian. If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of the property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Committee and Company or any Participating Employer from all liability with respect to such benefit.

5.12.	Effect of Payment. The full payment of the applicable benefit under this Article V shall completely discharge all obligations on the part of the Company or any Participating Employer to the Participant (and the Participant’s Beneficiary) with respect to the operation of this Plan, and the Participant’s (and Participant’s Beneficiary’s) rights under this Plan shall terminate.

5.13.	Permissible Acceleration of Payments. To the extent permitted by Section 409A of the Code, the Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan as permitted and set forth in Treas. Reg. Section 1-409A-3(j)(4), or as may otherwise be provided by the Treasury or the Internal Revenue Service from time to time.

ARTICLE VI - BENEFICIARY DESIGNATION

6.1.	Beneficiary Designation. Each Participant shall have the right, at any time, to designate one (1) or more persons or entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s vested Account balance. Each Beneficiary designation shall be in a written form prescribed by the Committee and shall be effective only when filed with the Committee during the Participant’s lifetime.

6.2.	Changing Beneficiary. Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Committee.

6.3.	No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:

a)	The Participant’s surviving spouse;

b)	The Participant’s children in equal shares, except that if any of the children predeceases the Participant but leaves surviving issue, then such issue shall take by right of representation the share the deceased child would have taken if living;

c)	The Participant’s estate.

6.4.	Effect of Payment. Payment to the Beneficiary shall completely discharge the Company’s obligations under this Plan.

ARTICLE VII - ADMINISTRATION

7.1.	Committee; Duties. This Plan shall be administered by the Committee. The Committee shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as they may arise in such administration.

7.2.	Compliance with Section 409A of the Code. It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Although the Committee shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed. Neither the Company, any Participating Employer, the Board, any director, officer, employee and advisor, the Board nor the Committee (or any delegate thereof) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan. For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.

7.3.	Agents. The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

7.4.	Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.5.	Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member’s service on the Committee, except in the case of gross negligence or willful misconduct.

ARTICLE VIII - CLAIMS PROCEDURE

8.1.	Claim. Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (hereinafter referred to as “Claimant”), or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practical, but in no event later than ninety (90) days after receiving the initial claim (or no later than forty-five (45) days after receiving the initial claim regarding a Disability under this Plan).

8.2.	Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

a)	The reasons for denial, with specific reference to the Plan provisions on which the denial is based;

b)	A description of any additional material or information required and an explanation of why it is necessary, in which event the time frames listed in section 8.1 shall be one hundred and eighty (180) and seventy-five (75) days from the date of the initial claim respectively; and

c)	An explanation of the Plan’s claim review procedure.

8.3.	Review of Claim. Any Claimant whose claim or request is denied or who has not received a response within ninety (90) days (or forty-five (45) days in the event of a claim regarding a Disability) may request a review by notice given in writing to the Committee. Such request must be made within sixty (60) days (or one hundred and eighty (180) days in the event of a claim regarding a Disability) after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days (or one hundred and eighty (180) days in the event of a claim regarding a Disability) after receipt by the Committee of Claimant’s claim or request. The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the Claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

8.4.

Final Decision. The decision on review shall normally be made within sixty (60) days (or forty-five (45) days in the event of a claim regarding a Disability) after the Committee’s receipt of claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty

(120) days (or ninety (90) days in the event of a claim regarding a Disability). The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

ARTICLE IX - AMENDMENT AND TERMINATION OF PLAN

9.1.	Amendment. The Board or the Committee may at any time amend the Plan by written instrument, notice of which is given to all Participants and to Beneficiary receiving installment payments, provided however, that no amendment shall reduce the amount vested or accrued in any Account as of the date the amendment is adopted. Notwithstanding the foregoing or any provision of the Plan to the contrary, the Board or the Committee may at any time (in its sole discretion and without the consent of any Participant) modify, amend or terminate any or all of the provisions of this Plan or take any other action, to the extent necessary or advisable to conform the provisions of the Plan with Section 409A of the Code, the regulations issued thereunder or an exception thereto, regardless of whether such modification, amendment or termination of this Plan or other action shall adversely affect the rights of a Participant under the Plan. Termination of this Plan shall not be a distribution event under the Plan unless otherwise permitted under Section 409A. In addition, any amendment which adds a distribution event to the Plan shall not be affective with respect to Accounts already established as of the time of such amendment.

9.2.	Company’s Right to Terminate. The Board or the Committee may, in its sole discretion, terminate the entire Plan, or terminate a portion of the Plan that is identified as an elective account balance plan as defined in Treas. Reg. Section 1.409A -1(c)(2)(i)(A), or as a nonelective account balance plan as defined in Treas. Reg. Section 1.409A -1(c)(2)(i)(B), and require distribution of all benefits due under the Plan or portion thereof, in accordance with the applicable requirements of Treas. Reg. Section 1.409A-3(j)(4)(ix).

ARTICLE X - MISCELLANEOUS

10.1.	Unfunded Plan. This plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

10.2.	Unsecured General Creditor. Notwithstanding any other provision of this Plan, Participants and Participants’ Beneficiaries shall be unsecured general creditors, with no secured or preferential rights to any assets of Company or any other party for payment of benefits under this Plan. Any property held by Company for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets. Company’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

10.3.	Trust Fund. Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, Company may establish one (1) or more trusts, with such trustees as the Board or the Committee may approve, for the purpose of assisting in the payment of such benefits. The assets of any such trust shall be held for payment of all Company’s general creditors in the event of insolvency. To the extent any benefits provided under the Plan are paid from any such trust, Company shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of Company.

10.4.	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.5.	Not a Contract of Employment. This Plan shall not constitute a contract of employment between Company or any Participating Employer and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of Company or any Participating Employer or to interfere with the right of the Company or any Participating Employer to discipline or discharge a Participant at any time.

10.6.	Protective Provisions. A Participant will cooperate with Company by furnishing any and all information requested by Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as Company may deem necessary and taking such other action as may be requested by Company.

10.7.	Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the Commonwealth of Pennsylvania, except as preempted by federal law.

10.8.	Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.9.	Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the Company’s address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in Company’s records.

10.10.

Successors. The provisions of this Plan shall bind and inure to the benefit of Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Company, and successors of any such corporation or other business entity.

Executed as of January 29, 2011

NBCUNIVERSAL, LLC

BY:	/s/ David L. Cohen

ATTEST:	/s/ Arthur R. Block